                                    EXHIBIT 4

                               SEDONA Corporation


                            WORKING CAPITAL FINANCING

               SECURED PROMISSORY NOTES AND CONVERTIBLE DEBENTURES


                              DUE JANUARY 10, 2004

OFFERING:               This TERM SHEET sets forth the general structure of this
                        proposed Working Capital Financing transaction between SEDONA Corporation ("Company") and David R. Vey
                        ("Investor") regarding loans to the Company evidenced by secured Promissory Notes ("Promissory Notes") and
                        Convertible Debentures.

                        This loan financing will consist of two (2) Promissory Notes payable in two (2) Tranches ("Tranche") which total One Million and No/100 Dollars ($1,000,000.00) and two Convertible Debentures payable in two (2) Tranches which total Two Hundred Thousand and No/100 Dollars ($200,000.00).

                        The first Loan Tranche in the amount of $600,000.00 will be payable to the Company upon initial closing on or about January 10, 2003;

                        The first Convertible Debenture Tranche in the amount of $100,000.00 will be payable to the Company upon initial closing on or about January 10, 2003;

                        The second Loan Tranche in the amount of $400,000.00 will be payable on or before March 15, 2003; and

                        The second Convertible Debenture Tranche in the amount of $100,000.00 will be payable on or before March 15, 2003.

USE OF DEBENTURE        The Company shall use the proceeds from each Tranche to
                        pay existing obligations of the PROCEEDS: Company in the following order of priority:

                        First, to the Internal Revenue Service for any payroll, withholding and other employee taxes; Second, to any state revenue department for which payroll, withholding or other employee taxes are due; Third, to any state revenue department for any sales or use taxes owed by the Company; Fourth, to proper parties to satisfy any ERISA, pension, or benefit obligations; Fifth, to proper parties and employees to satisfy any wage, current severance obligations, WARN Act or other employee related expenses; Sixth, to proper parties to satisfy any outstanding environmental claims, demands, enforcement actions or judgments; Seventh, to federal and state authorities for taxes based on income and for franchise taxes; and Eighth, payment to accounts payables and expenses incurred in business operations.

                        Investor may, at Investor's option, joint check the Company and the creditor to assure payment as required by Investor.

LOAN OBLIGORS           The Company shall be the obligor on the Promissory
AND TERM:               Notes. The Promissory Notes shall mature and shall be
                        due and payable in one (1) year from the date of each Tranche. The Company may prepay the principal amount of the loans plus interest in cash at any time without penalty. As long as the Company is not otherwise in default, the Company may at its option extend the loan for three (3) successive one (1) year periods by reducing the principal amount of the loan by 25% of the original loan amount and pay current all unpaid interest.

DEBENTURES:             The Company shall be the obligor on the Convertible
                        Debentures. The Convertible Debentures shall be due and payable in one (1) year from the date of each Tranche.
                        The Company may prepay the principal amount of the loans plus interest in cash at any time without penalty. As long as the Company is not otherwise in default, the Company may at its option extend the loan for three (3) successive one (1) year periods by reducing the principal amount of the loan by 25% of the original loan amount and pay current all unpaid interest.

                        Investor shall have the right to convert each Debenture and accrued interest at any time.

OPTION TO CONVERT       Investor shall have the sole right and option to convert
DEBENTURES:             the unpaid balance, together with all accrued and unpaid
                        interest, into shares of Sedona voting common stock.
                        The number Shares to be paid on conversion of each Debenture shall be 10,000,000.

                        The Company shall file a registration statement to register for resale under the Securities Act of 1933, as amended (the "Securities Act") shall Shares that may be issued. The Registration statement for Conversion of Common Stock shall be filed within sixty (60) days of Conversion.

INTEREST:               Seven percent (7%) simple interest calculated and paid
                        annually in arrears. Interest may be paid in cash.

OTHER CONDITIONS:       During the time the loans or any parts of the loans are
                        outstanding, the Company agrees to the following conditions ("Conditions"):

                              1. Board Member compensation shall be no greater than the compensation described in the 2001 Sedona Corporation Annual Report and Form 10-K.

                              --------------------------------------------------
                              2. Investor shall have the right to appoint thirty percent (30%) of the Board Members to the Board of Directors within ninety
                                       (90) days of the effective date of this
                                       Agreement.
                              --------------------------------------------------

                              3. Cancellation of the current Corporation office lease and any new office lease obligations shall be no greater than those represented in the 2003 Financial Plan dated December 12, 2002 (attached).

                              4. All terms and conditions for settlement or payment of accrued compensation and accrued liabilities shall be approved by Investor.

                              5. Operating Budgets and Compensation shall be in substantial conformity to the 2003 Financial Plan dated December 12, 2002 (attached).

                              6. The loan shall be secured by a security interest in all executory contracts, assets, software, and intellectual property of the Company until the loan is paid in full. The Investor shall record Notice of the Security Interest pursuant to Article 9 of the Uniform Commercial Code.

                              7. Investor shall have the sole right to cancel funding obligations and declare a default under the loan documents including the Promissory Notes if there are any material misrepresentations contained in, or restatement of, the financial condition of the Company from what has been presented to Investor by the Company, or if the Company breaches any of the Conditions.

                              8. Should the Company's cash balances exceed an amount greater than $1,200,000.00, the Company shall apply one half of all amounts in excess of $1,200,000.00 to the payment of the principal and interest of the Promissory Notes.

                              9.       The Company shall obtain Board of
                                       Directors' approval of this Agreement and diligently complete all necessary formal documentation including, but not limited to, Security Agreements, Affidavits, and Promissory Notes in a form subject to approval by Investor in order to perfect this transaction in accordance with State Law and the Uniform Commercial Code.

                              10. The Investor has the right to assign all or any part of the loan and Convertible Debentures to related entities controlled by the Investor or to Independent Third Parties. Each Tranche shall be memorialized by a separate Promissory Note or Convertible Debenture together with all security documents as required by, and shall be in a form acceptable to, Investor.


AGREED AND ACCEPTED:


DAVID R. VEY


                             DAVID R. VEY
--------------------------------------------------------------------
                               SIGNATURE


DATE:                 JAN. 10                                 , 2003
     ---------------------------------------------------------------

SEDONA CORPORATION

BY:                           MARCO EMRICH
   -----------------------------------------------------------------
                        MARCO EMRICH, PRESIDENT

DATE:                JANUARY 10                               , 2003
     ---------------------------------------------------------------

Term Sheet 011003